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Filed pursuant to Rule 424(b)(5)
Registration No. 333-224790

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 9, 2018

PROSPECTUS SUPPLEMENT
(to Prospectus dated June 27, 2018)

$40,000,000

Adesto Technologies Corporation

Common Stock

        We are offering            shares of our common stock, with an aggregate public offering price of $40,000,000. Our common stock is listed on The NASDAQ Capital Market under the symbol "IOTS." On July 6, 2018, the last reported sale price for our common stock on The NASDAQ Capital Market was $8.50 per share.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, we may have elected to comply with certain reduced public company reporting requirements.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-13 of this prospectus supplement.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discount(1)	$	$

Proceeds, Before Expenses, to us	$	$

(1)
See "Underwriting" for additional information regarding underwriting compensation.

        We have granted the underwriters the right to purchase up to an additional                        shares of our common stock at the public offering price, less the underwriting discount, representing an aggregate public offering price of $6,000,000, for 30 days after the date of this prospectus supplement.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

        We anticipate that delivery of the shares of common stock will be made on or about                        , 2018.

Joint Book-Running Managers

Cowen	Needham & Company	Canaccord Genuity	Roth Capital Partners

                                    , 2018.

Prospectus Supplement

Prospectus

        We have not, and the underwriters have not, authorized anyone to provide you with information different than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled "Where You Can Find More Information" and "Incorporation of Information by Reference."

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        On May 9, 2018, we filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 (File No. 333-224790) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement became effective on June 27, 2018. Under this shelf registration process, we may, from time to time, sell common stock, of which this offering is a part.

        This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, as well as the additional information described in this prospectus supplement under "Where You Can Find More Information." This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein or therein.

        We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

        Unless the context indicates otherwise, as used in this prospectus supplement and the accompanying prospectus, the terms "Company," "Adesto," "Registrant," "we," "us" and "our" refer to Adesto Technologies Corporation, a Delaware corporation, and its subsidiaries, taken as a whole, unless otherwise noted. The Adesto design logo and the marks "Adesto," "CBRAM," "DataFlash," "Mavriq," "Moneta," and "ExcoXip" are the property of Adesto Technologies Corporation. This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contains additional trade names, trademarks and service marks of other companies, which are the property of their respective owners. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

S-ii

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, and documents incorporated by reference herein and therein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about our updated financial guidance for the three months ended June 30, 2018, our proposed acquisition of Echelon Corporation, or Echelon, and our ability to achieve fully the strategic and financial objectives related to the proposed Echelon acquisition, including the acquisition's impact on our financial condition and results of operations and expected cost synergies, future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, cost savings, objectives of management, business strategies, product attributes and benefits, market opportunities, financing needs, anticipated trends and challenges in our business and in the markets in which we operate, the development and enhancement of our products to meet anticipated market needs, and other statements that are not historical facts. You can find many of these statements by looking for words like "believes," "expects," "anticipates," "estimates," "may," "might," "should," "will," "could," "plan," "intend," "project," "seek" or similar expressions in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and any free writing prospectus. We intend that such forward-looking statements be subject to the safe harbors created thereby.

        These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in the section captioned "Risk Factors" contained in an exhibit to our Current Report on Form 8-K filed with the SEC on July 9, 2018, as well as those discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and any free writing prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.

        All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary is not complete and does not contain all the information you should consider before investing in our common stock pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference, including "Risk Factors," the financial statements, and related notes, and the other information that we incorporate by reference herein and therein.

 Company Overview

        We are a leading provider of innovative, application-specific semiconductors that provide the key building blocks of Internet of Things, or IoT, edge devices operating on networks worldwide. Our broad portfolio of semiconductor and embedded technologies are optimized for connected IoT devices used in industrial, consumer, communications and medical applications. Through expert design, systems expertise and proprietary intellectual property, we enable our customers to differentiate their systems where it matters most for IoT: longer battery life, greater reliability, integrated intelligence and lower cost. Our product portfolio includes analog, digital and non-volatile memory, or NVM, technologies delivered in the form of standard products, application-specific integrated circuits, or ASICs, and intellectual property, or IP, cores.

        Our S3 Semiconductors business unit provides analog, mixed-signal and radio frequency ASICs and IP blocks, and manages the supply of high-quality devices to our customers, which include original equipment manufacturers, or OEMs, semiconductor vendors, and systems houses. We combine our expertise in chip design and supply chain management to deliver finished products that help customers optimize their bills of materials and electronic system designs. By shrinking their systems into custom ASICs, we help our customers to significantly cut costs, while increasing product performance and providing product differentiation and protection.

        Our Memory business unit designs and delivers ultra-low power, smart devices that enable a new class of connected applications. We design our memory products with specific features and embedded intelligence to dramatically reduce the overall energy consumption of our customers' systems and extend their battery life, while delivering high performance, reliability, enhanced security and lower system cost. Our customers, including leading OEMs and original design manufacturers, select our custom NVM devices because of the many advantages our devices can provide compared to commodity NVM devices, as well as the value they deliver at a system level.

Echelon

Proposed Echelon Acquisition

        On June 28, 2018, we entered into an agreement and plan of merger with Echelon under which we agreed to acquire Echelon through a merger of a wholly owned subsidiary of ours with Echelon. Following the merger, Echelon will be our wholly owned subsidiary. Under the merger agreement, at the closing of the proposed acquisition all outstanding equity securities of Echelon will be converted into the right to receive an aggregate amount of approximately $44.1 million in cash. The Echelon acquisition is expected to close in the third quarter of 2018, subject to satisfaction of customary closing conditions, including approval by holders of a majority of Echelon's outstanding common stock.

        We cannot assure you that we will complete the Echelon acquisition. The completion of this offering is not contingent upon the completion of the Echelon acquisition, and the completion of the Echelon acquisition is not contingent upon the completion of this offering. Investors in our common stock should not place undue reliance on the pro forma financial information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in that information.

        If the Echelon acquisition is completed, we intend to use the net proceeds of this offering, along with any new borrowing that we may enter into, to fund the cash consideration for the Echelon acquisition. Any remaining net proceeds will be used for general corporate purposes, including increasing our working capital, other acquisitions or investments in businesses, products or technologies that are complementary to our own and capital expenditures. If the Echelon acquisition is not completed, we intend to use the net proceeds for general corporate purposes. See "Use of Proceeds."

        The merger agreement has been filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on June 29, 2018, which is incorporated by reference herein. See "The Echelon Acquisition—Summary of the Echelon Acquisition" and "Risk Factors—Risks Related Our Proposed Acquisition of Echelon."

Echelon's Business

        Founded in 1988, Echelon is a pioneer in developing distributed intelligence, open-standard control networking platforms for Industrial Internet of Things, or IIoT, applications and delivering elements necessary to design, install, monitor and control highly reliable, scalable and secure communities of devices. Echelon's vision is one of low-cost monitoring and control technology in every industrial electrical device in the world and complete vertical solutions in the fastest growing market segments. Echelon helps its customers migrate existing legacy devices, and bring new devices and applications into a growing global Industrial Internet.

        The IIoT refers to communities of rules-based, self-directed devices that reside in commercial or industrial environments and operate with little to no human interaction. Because of the harsh nature of these environments (e.g., extreme temperature, vibration, noise, humidity, dust) where connectivity can be intermittent, and because industrial applications demand high reliability, IIoT devices need to be robust. Specialized requirements of the IIoT include no-compromise control capability, proven reliability, and hardened security. In addition, IIoT devices must be able to interact autonomously and function when disconnected from the Internet or a local access point. The IIoT incorporates decades of existing and in-service infrastructure-deployed mechanical and digital vertical solutions. When these solutions are connected, they generally communicate with protocols developed many years ago, and often dedicated to specific applications.

        IIoT products have long lifecycles and must operate under extreme conditions. They must also be secure to prevent unauthorized access and abuse that could cause environmental hazards or life-threatening situations. New systems running modern Information Technology protocols, such as Internet protocol, must interoperate with systems running mature Operational Technology protocols such as LONWORKS, Echelon's proprietary control protocol, BacNet and Modbus.

        Echelon's control networking technology is purpose-built for industrial environments such as building automation, lighting and transportation. Echelon's product offerings consist of IIoT embedded components and modules and its connected lighting platform, Lumewave. Its IIoT embedded components and modules are utilized by a wide array of OEMs and system integrators covering a broad spectrum of markets. Echelon's IzoT embedded platform allows control networking to be done using Internet protocol all the way to the end device. Both LONWORKS and the IzoT control networking platform consist of a three-tier architecture: a device tier, an edge server tier, and an enterprise software tier. At the device tier, industrial devices such as load controllers, lighting ballasts, meters, and thermostats, embed Echelon or third-party free topology or power line smart transceivers, enabling them to act as peers working together to collect data and take cooperative action. These individual devices are managed by edge servers, such as Echelon's Smart Servers. At the edge server tier, various control technologies and protocols are unified and supervised so that local decisions can be made at the device tier levels. At the enterprise software tier, Echelon technology connects the edge server tiers to an enterprise software tier, commonly an information technology solution, so business rules can be established for the control system and operational data can be archived for later analysis. Edge servers communicate with enterprise tier solutions using Internet protocols such as TCP/IP and web services. Echelon's connected lighting platform is a multi-application solution that brings benefits in the areas of energy savings and sustainability, safety enhancement, livability and improved maintenance efficiencies. Echelon's outdoor lighting control product portfolio includes smart transceivers, outdoor lighting controllers, motion sensors, the SmartServer Edge Server, power line/RF Bridge technology, LumInsight Central Management Software and third-party software.

Rationale for Echelon Acquisition

        We believe Echelon represents an attractive strategic complement to our growth initiatives, including expanding our reach into IIoT, enhancing our product offerings and accelerating the diversification of our business through new markets and customer opportunities.

        The Echelon acquisition provides us with the potential to:

  •
  Extend our reach into IIoT.  Echelon complements our existing products with well-regarded connectivity solutions in IIoT and intelligent cloud-based analytics for the IIoT edge network. We believe the combination of these IIoT embedded components and modules provides us the potential to further penetrate the IIoT market and increase our market opportunity beyond memory to include key IIoT components and technologies, including communication, controller and industrial control servers. Among the more significant of these markets are building automation systems, industrial and manufacturing equipment and energy management systems.

  •
  Expand margin and portfolio.  Echelon increases our value proposition to end customers, allowing us to offer high value, software-enabled solutions with higher gross margins than our memory products. We believe the complementary combination of Echelon and our products will create meaningful opportunities to drive future revenue growth. Further, the addition of Echelon's chips, modules, gateways, and design and management software helps to diversify our revenue streams and expand our footprint and IoT content ownership.

  •
  Expand our sales channels.  Through Echelon's end customers, we expect to gain greater access to tier 1 commercial and industrial customers. In addition, Echelon's end customer base and OEM relationships support our ability to further penetrate the IIoT market.

  •
  Enriches our product roadmap.  With Echelon's systems and software expertise, we believe we can leverage our existing resources to extend our product roadmap to encompass modules and design and management software, creating additional opportunities to diversify our revenue streams and expand our market opportunity.

Financial Overview

        For the year ended December 31, 2017, Echelon generated revenue of $31.7 million compared to $32.4 million in 2016 with gross margins of 55.7% compared to 55.8% in the same periods. For the three months ended March 31, 2018, Echelon's revenue was $7.8 million compared to $7.7 million in the same period of 2017 with gross margins of 55.9% and 57.3% in the same periods. Echelon generated a net loss of $4.6 million during 2017, compared to a net loss of $4.1 million in 2016. Echelon generated a net loss of $1.4 million during the first quarter of 2018 compared to $1.3 million during the same period in 2017. As of March 31, 2018, Echelon had cash, cash equivalents, restricted investments and short-term investments of $19.1 million.

        We anticipate consummating the Echelon acquisition will contribute to our revenue growth and increase our gross margins. The Echelon acquisition is expected to be accretive to our adjusted EBITDA and non-GAAP net income (loss) per share in the first year after close. Additionally, we expect to achieve cost savings and operational efficiencies or synergies of $6 to $8 million in the first twelve months after close as we combine the two companies, converge our go-to-market strategies and unify product roadmaps.

Other Recent Developments

Credit Facility

        On May 8, 2018, we entered into a credit agreement, or the credit facility, by and between certain lenders affiliated with Tennenbaum Capital Partners, LLC, an administrative agent for the lenders, and a collateral agent for the secured parties. The credit facility provides for a term loan in an aggregate principal amount of up to $35.0 million that matures in May 2022. The term loan made pursuant to the credit facility bears interest at a rate per annum equal to the sum of the LIBOR rate plus 8.75% per annum. We will make interest-only payments on the principal amount of the credit facility through September 2018, and will make principal and interest payments in quarterly installments beginning December 31, 2018. We used the proceeds of this term loan to repay our outstanding $12.0 million term loan and to pay the purchase price of in our acquisition of S3 Asic Semiconductors Limited, or S3.

        We also issued to the lenders warrants to purchase an aggregate of 850,000 shares of our common stock with an exercise price of $8.62 per share, subject to certain adjustments.

Acquisition of S3

        On May 9, 2018, we acquired Dublin-based S3, a global supplier of mixed-signal and radio frequency ASICs and an extensive library of design intellectual property, for $35.0 million in cash and contingent consideration in the form of a $15.0 million earn-out. The earn-out is based on achievement of certain milestones through 2019, including minimum total revenue targets, revenue derived from sales of semiconductor devices and new customer engagements with minimum value thresholds. We financed the acquisition with cash and a portion of the proceeds of the $35.0 million term loan under our new credit facility described above.

        With the S3 acquisition, we have added a product portfolio of analog, mixed-signal and radio frequency ASICs and IP blocks that has generated over 200 ASIC and IP design projects historically and estimated revenues of $12.8 million in 2017. We believe the acquisition also makes us better positioned to enable our customers to optimize their bills of materials and electronic system designs. The new solutions we have added to our product portfolio carry gross margins in excess of 60%, which is materially higher than the gross margins for our memory products, and we see opportunities to improve our average selling prices and pursue licensing arrangements in order to further expand our gross margin profile. The S3 acquisition has been immediately accretive to our gross margin and adjusted EBITDA and is expected to be accretive to our non-GAAP net income (loss) per share in the first year after close.

Preliminary Estimates of Our Results of Operations for the Three Months Ended June 30, 2018

        Our consolidated financial statements for the three months ended June 30, 2018 are not yet available. Our preliminary estimates of our results of operations are subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the review of our condensed consolidated financial statements for the three months ended June 30, 2018. Accordingly, these estimates may change and those changes may be material. As such, you should not place undue reliance on these estimates. For additional information regarding the various risks and uncertainties inherent in estimates of this type, see "Forward-Looking Statements," elsewhere in this prospectus supplement.

        The preliminary estimates have been prepared by, and are the responsibility of, our management and have not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to these preliminary estimates.

        On a preliminary estimated basis, we expect our results of operations for the three months ended June 30, 2018 to reflect:

  •
  Revenues between $18.1 million and $18.3 million;

  •
  Gross margin between 42% and 44%;

  •
  Total operating expenses between $11.3 million and $11.5 million; and

  •
  Non-GAAP total operating expenses between $8.3 million and $8.5 million, excluding approximately $2.0 million in acquisition-related costs, $0.6 to $0.7 million in stock-based compensation expense and $0.3 million in amortization of acquisition-related intangible assets.

        We expect our revenues for the three months ended June 30, 2018 will be between $18.1 million and $18.3 million, an increase of 35.1% to 36.6% from revenues of $13.4 million for the three months ended June 30, 2017. This increase was due to higher sales of standard flash memory products to Tier 1 OEM customers and the contribution of revenues generated from our S3 business during the quarter, which we estimate were approximately $2.0 million. These increases were partially offset by slower than expected sales ramp for DataFlash-L products, which are designed for smart home application markets and carry relatively higher gross margins than our other memory products.

        We expect our gross margin for the three months ended June 30, 2018 will be between 42% and 44%, a decrease of 6.1 to 8.1 percentage points from gross margin of 50.1% for the three months ended June 30, 2017. This decrease was primarily due to product mix impacts, as we generated a higher proportion of our revenues from sales to Tier 1 OEM customers of standard flash memory products, which generally carry lower gross margins than our other memory products.

        We expect our total operating expenses for the three months ended June 30, 2018 will be between $11.3 million and $11.5 million, an increase of 36.1% to 38.6% from total operating expenses of $8.3 million for the three months ended June 30, 2017. This increase was driven by approximately $2.0 million of higher than expected transaction costs associated with our S3 acquisition and proposed Echelon acquisition and to a lesser extent, higher operating costs associated with S3's operations following the closing of the S3 acquisition. On a non-GAAP basis, total operating expenses for the three months ended June 30, 2018 increased as compared to non-GAAP total operating expenses for the three months ended June 30, 2017 due to higher operating costs associated with S3's operations following the closing of the S3 acquisition.

Our Market Opportunity

        We estimate that the combination of our recently completed S3 acquisition and the Echelon acquisition, if consummated, will increase our serviceable available market opportunity from $1 billion in 2018 to over $20 billion by 2020. We believe that our serviceable available market opportunity can be estimated based on the number of IoT edge nodes, specifically in the industrial, home automation, consumer and communications markets and the total semiconductor bill-of-materials for these nodes. According to industry research and our estimates, the number of types of connected devices with memory, controller and connectivity (RF and other) is projected to exceed 21 million by 2020. We believe our products will address a substantial portion of the projected value per node after giving effect to the S3 acquisition and the Echelon acquisition.

 Corporate Information

        We were originally incorporated in California in January 2006, and reincorporated in Delaware in October 2015. Our principal executive offices are located at 3600 Peterson Way, Santa Clara, CA 95054 and our telephone number is (408) 400-0578. Our website is www.adestotech.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

JOBS Act

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering in October 2015, the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, the date on which we are deemed to be a large accelerated filer (this means that we have been public for at least 12 months, have filed at least one annual report and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year), or the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

 The Offering

Common stock offered by us	shares
Common stock to be outstanding after this offering	shares
Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days to purchase up to an additional shares of common stock.
Use of proceeds

We estimate that the net proceeds of this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $                million, or $                million if the underwriters' option to purchase additional shares is exercised in full.

We intend to use the net proceeds of this offering, along with any new borrowing that we may enter into, to fund the cash consideration for the Echelon acquisition. Any remaining net proceeds will be used for general corporate purposes, including increasing our working capital, other acquisitions or investments in businesses, products or technologies that are complementary to our own and capital expenditures. If the Echelon acquisition is not completed, we intend to use the net proceeds for such general corporate purposes. See "Use of Proceeds."

Risk factors	See "Risk Factors" for a discussion of factors that you should read and consider before investing in our common stock.
NASDAQ Capital Market symbol	IOTS

        The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 21,409,292 shares of common stock outstanding as of March 31, 2018 and excludes:

  •
  1,529,554 shares of common stock issuable upon exercise of outstanding options as of March 31, 2018, with a weighted-average exercise price of $3.72 per share;

  •
  487,110 shares of common stock issuable upon the settlement of outstanding restricted stock units, or RSUs, as of March 31, 2018;

  •
  478,417 shares of common stock issuable upon the settlement of outstanding RSUs granted after March 31, 2018;

  •
  389,423 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2018, with a weighted-average exercise price of $7.71 per share;

  •
  850,000 shares of our common stock issuable upon the exercise of warrants issued after March 31, 2018, with an exercise price of $8.62 per share;

  •
  1,415,994 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan as of March 31, 2018; and

  •
  432,699 shares of common stock reserved for future issuance under our 2015 Employee Stock Purchase Plan as of March 31, 2018.

        Except as otherwise indicated, all information in this prospectus supplement assumes no exercise or settlement of outstanding options, RSUs or warrants described above and no exercise of the underwriters' option to purchase additional shares of common stock.

Our Summary Consolidated Financial Data

        The following table sets forth our summary selected historical consolidated financial data for the periods ended and as of the dates indicated. The consolidated statements of operations data for the fiscal years ended December 31, 2015, 2016 and 2017 and the consolidated balance sheet data as of December 31, 2016 and 2017 have been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes, which are incorporated by reference herein. The consolidated statements of operations data for the three months ended March 31, 2017 and 2018 and the consolidated balance sheet data as of March 31, 2018 have been derived from our unaudited condensed consolidated financial statements, which are incorporated by reference herein. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue, net	$43,259	$43,968	$56,112	$11,307	$15,302
Cost of revenue(1)	24,775	22,618	28,637	5,753	8,122

Gross profit	18,484	21,350	27,475	5,554	7,180

Operating expenses(1):
Research and development	12,795	15,896	14,094	3,372	3,665
Sales and marketing	8,345	11,026	11,064	2,600	2,752
General and administrative	3,978	6,693	7,148	2,135	1,713
Gain from settlement with former foundry supplier	—	(1,962)	—	—	—

Total operating expenses	25,118	31,653	32,306	8,107	8,130

Loss from operations	(6,634)	(10,303)	(4,831)	(2,553)	(950)

Other income (expense):
Interest expense, net	(1,115)	(1,275)	(753)	(213)	(141)
Other income (expense), net	(695)	(50)	(3)	18	10

Total other (expense), net	(1,810)	(1,325)	(756)	(195)	(131)

Loss before provision for (benefit from) for income taxes	(8,444)	(11,628)	(5,587)	(2,748)	(1,081)
Provision for (benefit from) income taxes	(61)	(16)	101	27	21

Net loss	$(8,383)	$(11,612)	$(5,688)	$(2,775)	$(1,102)

Net loss per share(2):
Basic and diluted	$(2.79)	$(0.77)	$(0.31)	$(0.18)	$(0.05)

Weighted average number of shares used in computing net loss per share:
Basic and diluted	3,007,929	15,085,973	18,591,308	15,642,286	21,370,927

(1)
Includes stock-based compensation expense as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(in thousands)
Cost of revenue	$19	$81	$112	$21	$25
Research and development	263	1,038	1,172	255	183
Sales and marketing	153	706	764	167	104
General and administrative	352	1,518	1,454	381	131

Total	$787	$3,343	$3,502	$824	$443

(2)
See notes 1 and 12 to our consolidated financial statements incorporated by reference herein for an explanation of the calculations of our basic and diluted net loss per share of common stock.

	December 31,
			March 31, 2018(1)
	2016	2017
	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$19,719	$30,078	$29,546
Total assets	46,183	60,812	65,987
Current liabilities	17,215	14,474	21,144
Total debt	18,048	13,334	13,353
Total stockholders' equity	16,365	32,950	32,548

(1)
Subsequent to March 31, 2018, we (x) entered into the credit facility, (y) repaid all outstanding borrowings, accrued interest, and fees under our outstanding $12.0 million term loan in connection therewith and (z) completed the S3 acquisition, each as described above in "Summary—Other Recent Developments." After giving effect to these transactions on a pro forma basis, as of March 31, 2018, cash and cash equivalents would have been $16.3 million, our total assets would have been $103.7 million, our current liabilities would have been $29.6 million, our total debt would have been $34.9 million and our total stockholders' equity would have been $32.4 million. See "Capitalization."

 Summary Unaudited Pro Forma Condensed Combined Financial Information

        The following sets forth certain summary unaudited pro forma condensed combined financial information of Adesto giving effect to the Echelon acquisition and the S3 acquisition, including the assumed sale of $40.0 million of shares of our common stock in this offering, the aggregate net proceeds of which will be used to fund the Echelon acquisition consideration. The Echelon acquisition is expected to close in the third quarter of 2018, subject to satisfaction of customary closing conditions, including approval by holders of a majority of Echelon's outstanding common stock.

        The summary unaudited pro forma condensed combined statements of operations combine the results of operations of Adesto and Echelon for the fiscal year ended December 31, 2017 and the quarter ended March 31, 2018, respectively, as if the Echelon acquisition had occurred on January 1, 2017, plus pro forma adjustments. The summary unaudited pro forma condensed combined balance sheet has been prepared to reflect the Echelon acquisition as if the Echelon acquisition and the S3 acquisition had occurred on March 31, 2018, plus pro forma adjustments.

        The summary unaudited pro forma condensed combined financial information set forth below has been presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Echelon acquisition or the S3 acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The summary unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Echelon acquisition and the S3 acquisition, the costs to integrate the operations of Adesto, Echelon and S3 or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The summary unaudited pro forma condensed combined financial information also reflects the common stock contemplated to be issued in connection with the Echelon acquisition. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The summary unaudited pro forma condensed combined financial information below should be read in conjunction with the unaudited pro forma condensed combined financial information and the notes describing the pro forma adjustments related thereto and the accompanying disclosures included elsewhere in this prospectus supplement and with both our and Echelon's historical financial statements and related notes, which are incorporated by reference in this prospectus supplement. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page S-31 of this prospectus supplement and "Incorporation of Information by Reference" beginning on page S-57 of this prospectus supplement.

 Adesto Technologies Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2017

	Adesto Historical	Echelon Historical	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except share and per share amounts)
Revenue, net	$56,112	$31,667	$274	$88,053
Cost of revenue	28,637	14,016	(52)	42,601

Gross profit	27,475	17,651	326	45,452

Operating expenses:
Research and development	14,094	9,313	1,910	25,317
Sales and marketing	11,064	5,532	520	17,116
General and administrative	7,148	6,959	2,085	16,192

Total operating expenses	32,306	21,804	4,515	58,625

Loss from operations	(4,831)	(4,153)	(4,189)	(13,173)
Interest and other income (expense), net	(756)	(498)	—	(1,254)

Loss before provision for income taxes	(5,587)	(4,651)	(4,189)	(14,427)
Income tax expense (benefit)	101	(28)	—	73

Net loss	$(5,688)	$(4,623)	$(4,189)	$(14,500)

Net loss per share:
Basic and diluted	$(0.31)	$(1.04)	$—	$(0.62)

Weighted average number of shares used in computing net loss per share:
Basic and diluted	18,591,308	4,465,000	240,882	23,297,190

Adesto Technologies Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2018

	Adesto Historical	Echelon Historical	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except share and per share amounts)
Revenue, net	$15,302	$7,837	$—	$23,139
Cost of revenue	8,122	3,460	(30)	11,552

Gross profit	7,180	4,377	30	11,587

Operating expenses:
Research and development	3,665	3,005	478	7,148
Sales and marketing	2,752	1,310	131	4,193
General and administrative	1,713	1,705	2,085	5,503

Total operating expenses	8,130	6,020	2,694	16,844

Loss from operations	(950)	(1,643)	(2,664)	(5,257)
Interest and other income (expense), net	(131)	258	—	127

Loss before provision for income taxes	(1,081)	(1,385)	(2,664)	(5,130)
Income tax expense (benefit)	21	(6)	—	15

Net loss	$(1,102)	$(1,379)	$(2,664)	$(5,145)

Net loss per share:
Basic and diluted	$(0.05)	$(0.30)	$—	$(0.20)

Weighted average number of shares used in computing net loss per share:
Basic and diluted	21,370,927	4,527,000	178,882	26,076,809

 Adesto Technologies Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2018

	Adesto Historical	Echelon Historical	S3 Acquisition Adjustment	Pro Forma Adjustments	Pro Forma Combined
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$29,546	$5,846	$267	$(22,258)	$13,401
Restricted investments	—	1,250	—	—	1,250
Short-term investments	—	11,960	—	—	11,960
Accounts receivable, net	12,188	2,556	192	—	14,936
Inventories	7,554	3,566	—	4,449	15,569
Prepaid expenses(1)	1,153	—	—	723	1,876
Deferred cost of revenues	—	529	—	—	529
Other current assets	55	1,516	883	(723)	1,731

Total current assets	50,496	27,223	1,342	(17,809)	61,252
Property and equipment, net	7,632	453	191	—	8,276
Intangible assets, net	6,808	668	15,340	17,762	40,578
Other non-current assets	1,029	558	—	—	1,587
Goodwill	22	—	34,352	2,936	37,310

Total assets	$65,987	$28,902	$51,225	$2,889	$149,003

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,845	$2,570	37	$(1,004)	$9,448
Accrued compensation and benefits(2)	2,819	—	—	1,156	3,975
Accrued expenses and other current liabilities	2,506	2,256	761	(152)	5,371
Price adjustments and other revenue reserves	4,545	—	—	—	4,545
Earn-out liability, current	—	—	10,218	—	10,218
Deferred revenues	—	849	129	(243)	735
Line of credit, current	1,500	—	—	(1,500)	—
Term loan, current	1,929	—	—	(1,225)	704

Total current liabilities	21,144	5,675	11,145	(2,968)	34,996
Term loan, non-current	9,924	—	—	24,255	34,179
Earn-out liability, non-current	—	—	3,279	—	3,279
Other non-current liabilities(3)	75	616	—	(397)	294
Deferred rent, non-current(3)	2,294	—	—	32	2,326
Deferred tax liability, non-current(3)	2	—	1,918	4,256	6,176

Total liabilities	33,439	6,291	16,342	25,178	81,250

Commitments and contingencies(4)
Stockholders' equity:
Common stock	2	49	—	(48)	3
Additional paid-in capital	133,804	359,715	34,883	(357,309)	171,093
Treasury stock	—	(28,130)	—	28,130	—
Accumulated other comprehensive loss	(312)	(1,681)	—	1,681	(312)
Accumulated deficit	(100,946)	(307,342)	—	305,257	(103,031)

Total stockholders' equity	32,548	22,611	34,883	(22,289)	67,753

Total liabilities and stockholders' equity	$65,987	$28,902	$51,225	$2,889	$149,003

(1)
Presented as "Other current assets" in Echelon's Form 10-Q as of March 31, 2018

(2)
Presented as "Accrued liabilities" in Echelon's Form 10-Q as of March 31, 2018

(3)
Presented as "Other long-term liabilities" in Echelon's Form 10-Q as of March 31, 2018

(4)
See Note 2 of the "Notes to Unaudited Pro Forma Condensed Combined Financial Information" contained elsewhere in this prospectus supplement.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risk factors described below together with all of the risks, uncertainties and assumptions discussed in the section captioned "Risk Factors" contained in an exhibit to our Current Report on Form 8-K filed with the SEC on July 9, 2018 and in our other filings that are incorporated by reference in this prospectus supplement and the accompanying prospectus in its entirety. If any of the risks incorporated by reference or set forth below occurs, our business, operations and financial condition could suffer significantly. As a result, you could lose some or all of your investment in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, operations and financial condition, or cause the value of our common stock to decline.

Risks Related to the Proposed Echelon Acquisition

This offering is not conditioned upon the closing of the Echelon acquisition, and there can be no assurance that the Echelon acquisition will be completed.

        On June 28, 2018, we signed a definitive merger agreement to acquire Echelon in a cash transaction. We expect the Echelon acquisition to close in the third quarter of 2018, subject to satisfaction of customary closing conditions. In particular, the Echelon acquisition is subject to approval by Echelon's stockholders holding a majority of Echelon's outstanding common stock, and there can be no assurance that holders of a majority of Echelon's outstanding common stock will approve the Echelon acquisition. This offering is not conditioned upon the completion of the Echelon acquisition and there can be no assurance that the Echelon acquisition will be completed. If the Echelon acquisition is terminated or does not occur for any reason, we will use the net proceeds from this offering for general corporate purposes as discussed in "Use of Proceeds".

Actual results may differ from any statements made by us concerning the anticipated impact of the Echelon acquisition on the operating results of the combined company, and these differences could be material.

        In connection with this offering, we have made a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements relating to expected timing of the Echelon acquisition and the prospects for the combined company. These statements are based upon our management's preliminary estimates based on forecasts prepared by us and by Echelon's management. Although we believe that we have a reasonable basis for such forward-looking statements, these statements are based on our projections of future events that are subject to known and unknown risks and uncertainties and other factors that may cause the combined company's actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements to differ in a material way. Additional risks and uncertainties that could cause actual results to differ materially from currently anticipated results include, but are not limited to, risks relating to our ability to successfully integrate Echelon; unanticipated increases in costs or expenses; our ability to realize expected cost synergies; and the other risks identified in this prospectus supplement and the documents incorporated by reference in this prospectus supplement. Our actual financial condition and results of operations following the Echelon acquisition may not be consistent with, or evident from, the statements provided herein. Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. In particular, while the Echelon acquisition is expected to be accretive to our adjusted EBITDA and non-GAAP net income (loss) per share in the first year after close, there can be no assurance with respect to the timing and scope of the accretive effect or whether it will be accretive at all. Any failure to meet expectations regarding the prospects for the combined company could have a material adverse effect on the trading price or volume of our stock.

We have made certain assumptions relating to the Echelon acquisition that may prove to be materially inaccurate.

        We have made assumptions relating to the Echelon acquisition, which assumptions may be inaccurate, including as the result of the failure to realize the expected benefits of the Echelon acquisition, failure to realize expected revenue growth, higher than expected operating, transaction and integration costs, as well as general economic and business conditions that adversely affect the combined company following the Echelon acquisition. These assumptions relate to numerous matters, including:

  •
  our ability to achieve expected synergies or cost savings following the Echelon acquisition;

  •
  projections of Echelon's future revenues;

  •
  our ability to maintain, develop and deepen relationships with end customers of Echelon and otherwise expand our sales channels;

  •
  our ability to expand our gross margins and portfolio;

  •
  our ability to improve our product roadmap;

  •
  the amount of goodwill and intangibles that will result from the Echelon acquisition;

  •
  certain other purchase accounting adjustments that we expect will be recorded in our financial statements in connection with the Echelon acquisition;

  •
  merger and integration costs; and

  •
  other financial and strategic risks of the Echelon acquisition.

Any failure to successfully integrate Echelon's business and operations or fully realize any potential synergies from the acquisition in the expected time frame would adversely affect our business, operating results, and financial condition.

        The success of the Echelon acquisition will depend, in part, on our ability to successfully integrate Echelon's business and operations and fully realize the anticipated benefits and potential synergies from combining our business with Echelon's business. If we are unable to achieve these objectives following the Echelon acquisition, the anticipated benefits and potential cost savings and operational efficiencies or synergies of the acquisition may not be realized fully or at all, or may take longer to realize than expected. We do not have an extensive history of acquiring other companies and managing integrations, and the risk of failing to achieve the anticipated benefits and potential cost savings and other synergies of the Echelon acquisition may be increased by our ongoing efforts to integrate our May 2018 acquisition of S3. Any failure to timely realize the anticipated benefits and potential cost savings and other synergies of the Echelon acquisition would have a material adverse effect on our business, operating results, and financial condition.

The Echelon acquisition may not be completed on a timely basis or at all. The failure to complete the Echelon acquisition would eliminate, or any delay in the closing of the Echelon acquisition may significantly reduce, the benefits expected to be obtained from the Echelon acquisition and could adversely affect the market price of our common stock and our future business and financial results.

        The Echelon acquisition is subject to a number of conditions, including, the approval of the acquisition by Echelon's stockholders, compliance with covenants of the parties and the continuing accuracy of the representations and warranties of the parties (subject to certain materiality standards), some of which are beyond our control and could prevent, delay or otherwise materially and adversely affect closing of the Echelon acquisition. See "The Echelon Acquisition—Summary of the Echelon Acquisition—Conditions to the Completion of the Echelon Acquisition." Neither we nor Echelon can

predict whether and when these other conditions will be satisfied. In addition, both we and Echelon have the ability to terminate the merger agreement under certain circumstances. Failure to complete the Echelon acquisition would prevent us and Echelon from realizing the anticipated benefits and potential synergies of the Echelon acquisition. We would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees, and we could become liable to Echelon if the merger agreement is terminated under certain circumstances for a termination fee equal to $4.41 million. See "The Echelon Acquisition."

        In addition, the market price of our common stock may reflect various market assumptions as to whether the Echelon acquisition will be completed. Consequently, the completion of, the failure to complete, or any delay in the closing of the Echelon acquisition could result in a significant change in the market price of our common stock.

Uncertainty about the Echelon acquisition may adversely affect the relationships that we, Echelon or our combined company have with our respective customers, service providers and employees, whether or not the Echelon acquisition is completed.

        Parties with whom we or Echelon do business may experience uncertainty associated with the Echelon acquisition, including with respect to current or future business relationships with us, Echelon or the combined business. These business relationships may be subject to disruption as end customers, distributors and others may attempt to (a) negotiate changes in existing business relationships, (b) delay, defer or cease purchasing products from or providing services to us, Echelon or our combined company or (c) consider entering into business relationships with parties other than us, Echelon or the combined business, including our competitors or those of Echelon. These disruptions could have a material adverse effect on the businesses, operating results, and financial condition of each of us or, if the Echelon acquisition is completed, the combined business.

Uncertainties associated with the Echelon acquisition may cause a loss of management personnel and other key employees that could adversely affect our future business, operations and financial results following the Echelon acquisition.

        Whether or not the Echelon acquisition is completed, the announcement and pendency of the Echelon acquisition could disrupt Echelon's and our respective businesses. We and Echelon are both dependent on the experience and industry knowledge of our respective senior management and other key employees to develop new products and execute our respective business plans. Our success after the Echelon acquisition will depend in part upon Echelon's and our ability to retain our respective key management personnel and other of our respective key employees in advance of the Echelon acquisition, and of our combined company's ability to do so following the Echelon acquisition. Our current and prospective employees and those of Echelon may experience uncertainty about their roles within the combined company following the Echelon acquisition, which may have an adverse effect on the current ability of Echelon or us to attract or retain key management and other key personnel or the ability of the combined company to do so following the Echelon acquisition.

        Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of ours or of Echelon to the same extent that such companies have previously been able to attract or retain employees. In addition, following the Echelon acquisition, we might not be able to locate suitable replacements for any such key employees who leave us or Echelon or offer employment to potential replacements on satisfactory terms.

We expect to incur substantial transaction-related costs in connection with the Echelon acquisition.

        We have incurred and expect to incur significant, nonrecurring costs in connection with consummating the Echelon acquisition. We cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. In addition, we will incur integration costs following the completion of the acquisition as we integrate our business and Echelon's business, including consolidation costs and employment-related costs. Integration efforts will also divert management attention and resources. These integration matters could have an adverse effect on us or Echelon during the transition period and on the combined company after completion of the proposed acquisition, and no assurance can be given that the operation of the combined company will not adversely affect our results of operations. There can be no assurances that the expected benefits and cost savings and operational efficiencies or synergies related to the integration of businesses will be realized to offset these transaction and integration costs over time. We may also incur additional costs to maintain employee morale and to retain key employees. We will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, and other costs associated with this offering and the acquisition. Some of these costs are payable regardless of whether the offering and acquisition is completed.

We may incur additional debt to fund a portion of the purchase price for the Echelon acquisition.

        After giving effect to the credit facility we entered into in May 2018, we would have had approximately $35 million aggregate principal amount of indebtedness outstanding as of March 31, 2018. On an ongoing basis, we engage with lenders and other financial institutions in an effort to improve our liquidity and capital resources. We may incur additional debt to fund our business and strategic initiatives, and may utilize additional debt to fund a portion of the purchase price for the Echelon acquisition. If we incur additional debt and other obligations, the risks associated with our substantial leverage and the ability to service such debt would increase.

Our results after the Echelon acquisition may suffer if we do not effectively manage our expanded operations following the Echelon acquisition.

        Following the acquisitions of S3 and Echelon, the size of our business will increase significantly beyond the current size of our existing business and the scope of our international operations will be greatly expanded. Our future success depends, in part, upon our ability to manage this expanded business and international operations, which will pose substantial challenges for our management, including challenges related to the management and monitoring of additional operations and associated increased costs and complexity. There can be no assurances we will be successful after closing of the Echelon acquisition or that we will realize the expected benefits currently anticipated from the Echelon acquisition.

Charges to earnings resulting from the application of the acquisition method of accounting may adversely affect the market value of our common stock following the closing of the Echelon acquisition.

        The Echelon acquisition will be accounted for using the acquisition method of accounting, which will result in charges to earnings that could have an adverse impact on the market value of our common stock following the closing of the Echelon acquisition. Under the acquisition method of accounting, the total estimated purchase price will be allocated to Echelon's pro forma net tangible assets and identifiable intangible assets based on their respective fair values as of the date of closing of the Echelon acquisition. Any excess of the purchase price over those fair values will be recorded as goodwill. The combined company will incur additional amortization expense based on the identifiable amortizable intangible assets acquired pursuant to the merger agreement and their relative useful lives. Additionally, to the extent the value of goodwill or identifiable intangible assets or other long-lived assets may become impaired, the combined company will be required to incur charges relating to the impairment. These amortization and potential impairment charges could have a material impact on the combined company's results of operations.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

        We review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. As of March 31, 2018, we had recorded a total of $6.8 million of goodwill and other intangible assets. According to our preliminary valuation of assets acquired and liabilities assumed included in our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus supplement, we will record an additional $2.9 million in goodwill in connection with our proposed acquisition of Echelon. The preliminary estimates of fair value and weighted-average useful life included in our unaudited pro forma condensed combined financial statements will likely be different from the final acquisition accounting for the Echelon transaction, and the difference could have a material impact on the pro forma condensed combined financial statements. Once we have full access to the specifics of Echelon's operations, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the acquisition. For each $1.0 million change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $32 thousand per quarter, assuming a weighted-average useful life of 7.9 years. An adverse change in market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or intangible assets. Any such material charges may have a material negative impact on our operating results.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Echelon acquisition.

        The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the Echelon acquisition. Our actual financial condition and results of operations following the Echelon acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Echelon acquisition. In addition, this offering of common stock is not conditioned upon completion of the Echelon acquisition. Therefore, investors should refer to our historical financial statements incorporated by reference in this prospectus supplement when evaluating an investment in our shares of common stock.

Risks Related to This Offering

Our management will have broad discretion as to the use of the proceeds from this offering and we may not use the proceeds effectively.

        This offering is not conditioned upon the completion of the Echelon acquisition and there can be no assurance that the Echelon acquisition will be completed. If the Echelon acquisition is not completed, we intend to use the net proceeds for general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline. See "Use of Proceeds."

If you purchase shares of common stock sold in this offering you will experience immediate and substantial dilution in your investment. You also will experience further dilution if we issue additional equity securities in the future.

        Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the shares of common stock you purchase in this offering. Based on the public offering price of $            per share and our net tangible book value as of March 31, 2018, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $            per share with respect to the net tangible book value of the common stock. See "Dilution" for a more detailed discussion of the dilution you will incur if you purchase shares of common stock in this offering.

        In addition, we have a significant number of stock options, RSUs and warrants outstanding, and may also choose to issue additional common stock, or securities convertible into or exchangeable for common stock, in the future. In the event that the outstanding options, RSUs and warrants are exercised or settled, or that we issue additional common stock or other convertible or exchangeable securities, you could experience additional dilution. Furthermore, we cannot assure you that we will be able to issue shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing our securities in the future may have rights superior to investors purchasing shares in this offering.

Future sales of our common stock in the public market could cause the market price of our common stock to drop significantly, even if our business is doing well.

        The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. For example, certain holders of our common stock have rights, subject to conditions, to require us to file registration statements covering their common stock or to include their common stock registration statements that we may file for ourselves or other stockholders. Once we register these shares, they can be freely sold in the public market. Moreover, we have also registered under the Securities Act of 1933, as amended, shares of common stock that we may issue under our equity compensation plans.

        Except as noted below, we and our executive officers and directors who collectively hold shares representing less than 10% of our outstanding common stock have agreed, subject to certain exceptions, not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement. ARCH Venture Fund VI, L.P., a holder of more than 10% of our common stock, and Keith Crandell, a member of our board of directors, have each agreed to the same restrictions but for a period of 60 days after the date of the prospectus supplement. As of the date of this prospectus supplement, most of our other outstanding shares of common stock are available for sale in the public market at any time by our existing stockholders, subject to Rule 144 limitations applicable to affiliates.

        In addition, we have a significant number of stock options, RSUs and warrants outstanding. If a substantial number of shares of common stock underlying these options, RSUs or warrants are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock and make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

        In the future, we may also issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

THE ECHELON ACQUISITION

        The following summary describes material provisions of the merger agreement. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is included as an exhibit to Echelon's Current Report on Form 8-K filed with the SEC on June 29, 2018, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

        The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement. The representations and warranties contained in the merger agreement are not intended to be a source of business or operational information about us or Echelon as such representations and warranties are made as of a specified date, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality and are modified or qualified by information contained in our public filings and the public filings of Echelon and in the disclosure schedules exchanged by the parties. Accordingly, you should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, contained in the merger agreement as characterizations of the actual state of facts or condition of Echelon or us. Business and operational information regarding Echelon and us can be found elsewhere in this prospectus supplement, and with respect to us, in the other public documents that we file with the SEC. See "Where You Can Find More Information."

Summary of Echelon Acquisition

        On June 28, 2018, we entered into a merger agreement with Echelon under which we agreed to acquire all of Echelon's outstanding capital stock through a merger of a wholly owned subsidiary of ours with Echelon. Following the acquisition, Echelon will be our wholly-owned subsidiary. We refer to this transaction as the Echelon acquisition. Under the merger agreement, at the closing of the proposed acquisition, all outstanding equity securities of Echelon will be converted into the right to receive an aggregate amount of approximately $44.1 million in cash. Upon the completion of the Echelon acquisition, each issued and outstanding share of common stock, par value $0.001 per share, of Echelon will be converted into the right to receive $8.50 in cash, or the per share amount. All shares of Echelon common stock underlying option awards and restricted stock unit awards, whether vested or unvested, will be converted into the right to receive the per share amount (or, in the case of an option award, the spread between the per share amount and the applicable exercise price). The Echelon acquisition is expected to close in the third quarter of 2018, subject to satisfaction of customary closing conditions, including approval by holders of a majority of Echelon's outstanding common stock.

        Our board of directors has approved and adopted the merger agreement. The Echelon acquisition is not subject to approval by our stockholders. The merger agreement has also been approved and adopted by the board of directors of Echelon and is subject to approval by Echelon's stockholders holding a majority of Echelon's outstanding common stock.

        If the Echelon acquisition is completed, we intend to use the net proceeds of this offering, along with any new borrowing that we may enter into, to fund the cash consideration for the Echelon acquisition. Any remaining net proceeds will be used for general corporate purposes, including increasing our working capital, other acquisitions or investments in businesses, products or technologies that are complementary to our own and capital expenditures. If the Echelon acquisition is not completed, we intend to use the net proceeds for general corporate purposes. See "Use of Proceeds."

Conditions to the Completion of the Echelon Acquisition

        Each party's obligation to consummate the Echelon acquisition is subject to the satisfaction or waiver of customary closing conditions, including the absence of injunction or the enactment of any law that would restrain, prohibit or otherwise prevent the consummation of the acquisition.

        Our obligation to consummate the Echelon acquisition is subject to the satisfaction or waiver of certain conditions including:

  •
  the approval of the acquisition by Echelon's stockholders;

  •
  the accuracy of the representations and warranties of Echelon contained in the merger agreement, subject to specified materiality and "material adverse effect" qualifications;

  •
  Echelon's performance of and compliance with, in all material respects, its obligations under the merger agreement; and

  •
  there shall not have been any event or occurrence that has a material adverse effect on Echelon's business.

        Echelon's obligation to consummate the Echelon acquisition is subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy in all material respects of our representations and warranties contained in the merger agreement; and

  •
  our compliance in all material respects with our obligations under the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the effective time of the Echelon acquisition by the mutual written consent of us and Echelon, and under the following circumstances:

  •
  by either party if the Echelon acquisition is not consummated by December 1, 2018 (provided that the right to terminate the merger agreement will not be available to a party whose breach of a representation, warranty, covenant or agreement caused the failure of the Echelon acquisition to be consummated by such date);

  •
  by either party if a permanent injunction, judgment or other order which is final and non-appealable is issued preventing or prohibiting the consummation of the Echelon acquisition;

  •
  by either party if Echelon fails to obtain the requisite stockholder approval (provided that this right to terminate the merger agreement will not be available to a party whose action or failure to act (which constitute a breach by such party of the merger agreement) has been the primary cause of the failure to obtain such stockholder approval);

  •
  by either party if there is a breach of any representation, warranty, covenant or agreement in the merger agreement by the other party, and such breach has not been cured within 20 days after notice to the breaching party; and

  •
  by Echelon, if prior to the receipt of the requisite stockholder approval, the Company has received a Superior Proposal (as defined in the merger agreement) and Echelon's board of directors (or a committee thereof) has authorized Echelon to enter into a definitive agreement to consummate the transaction contemplated by that Superior Proposal.

        Echelon will be required to pay us a termination fee of $1.54 million in certain circumstances if the merger agreement is terminated and Echelon accepts a Superior Proposal (as defined in the merger agreement) or Echelon's Board of Directors makes a change of board recommendation. In addition, Echelon will be required to pay such termination fee in certain circumstances in which the merger agreement is terminated and an alternative acquisition transaction is subsequently consummated within a year of the termination (whether such consummation occurs before or after the one-year anniversary of such termination). Echelon will further be required to pay us up to $440,000 of our reasonable and documented out-of-pocket fees and expenses (including attorney's fees and expenses) in certain circumstances if the merger agreement is terminated and Echelon fails to obtain the requisite stockholder approval. We will be required to pay Echelon a termination fee of $4.41 million if the merger agreement is terminated by Echelon after September 15, 2018 (which date may be extended to September 30, 2018 under certain circumstances) and (1) all of the conditions to closing have been satisfied or waived, (2) Echelon has provided irrevocable written notice to us that Echelon is prepared to close, and (3) we have failed to consummate the acquisition and effect the closing after three business days of such irrevocable written notice. The receipt of either party of any termination fees will constitute liquidated damages and is the sole and exclusive remedy of the other party in respect of the merger agreement in the circumstances in which such fees are payable.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $         million, or $         million if the underwriters' option to purchase additional shares is exercised in full. We cannot assure you that this offering will be completed.

        We currently intend to use the net proceeds from the sale of common stock in this offering, along with any new borrowing that we may enter into, to fund the cash consideration for the Echelon acquisition, which we estimate to be $44.1 million in cash. Any remaining net proceeds will be used for working capital and other general corporate purposes, including increasing our working capital, other acquisitions or investments in businesses, products or technologies that are complementary to our own and capital expenditures. Other than the Echelon acquisition, we have no current agreements or commitments for any other acquisitions or investments.

        This offering is not conditioned upon the completion of the Echelon acquisition and there can be no assurance that the Echelon acquisition will be completed. If the Echelon acquisition is not completed, we intend to use the net proceeds for general corporate purposes as described above.

        The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus supplement. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. Pending application of the proceeds of sale of our common stock, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

  •
  on an actual basis;

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  on an as adjusted basis to give effect to our entry into the credit facility, repayment of all outstanding borrowings, accrued interest, and fees under our term loan in connection therewith and the S3 acquisition, each as described in "Summary—Other Recent Developments"; and

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  on a pro forma as adjusted basis to give further effect to (1) the sale and issuance of                  shares of our common stock pursuant to this offering at a public offering price of $        per share, after deducting the underwriting discount and estimated offering expenses payable by us and (2) the consummation of the proposed Echelon acquisition, as described under "Use of Proceeds."

        The as adjusted and pro forma as adjusted data in the following table assumes the transactions referred to above had been completed as of March 31, 2018 on the terms and in accordance with the assumptions set forth under "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this prospectus supplement. You should read this table together with "Use of Proceeds," which appears elsewhere in this prospectus supplement, as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2018
	Actual	As Adjusted	Pro Forma as Adjusted
	(unaudited, in thousands, except per share amounts)
Cash and cash equivalents	$29,546	$16,269	$

Debt:
Line of credit, current	$1,500	$—	$
Term loan, current	1,929	704
Term loan, non-current	9,924	34,179

Total debt	13,353	34,883

Stockholders' equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,409,292 shares issued and outstanding actual; shares issued and outstanding as adjusted and pro forma as adjusted	2	2
Additional paid-in capital	133,804	133,804
Accumulated other comprehensive loss	(312)	(312)
Accumulated deficit	(100,946)	(101,137)

Total stockholders' equity	32,548	32,357

Total capitalization	$45,901	$67,240	$

        The number of shares of common stock issued and outstanding actual, pro forma and pro forma as adjusted in the table above does not include the following shares:

  •
  1,529,554 shares of common stock issuable upon exercise of outstanding options as of March 31, 2018, with a weighted-average exercise price of $3.72 per share;

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  487,110 shares of common stock issuable upon the settlement of outstanding RSUs as of March 31, 2018;

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  478,417 shares of common stock issuable upon the settlement of outstanding RSUs granted after March 31, 2018;

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  389,423 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2018, with a weighted-average exercise price of $7.71 per share;

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  850,000 shares of our common stock issuable upon the exercise of warrants issued after March 31, 2018, with an exercise price of $8.62 per share;

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  1,415,994 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan as of March 31, 2018; and

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  432,699 shares of common stock reserved for future issuance under our 2015 Employee Stock Purchase Plan as of March 31, 2018.

PRICE RANGE OF COMMON STOCK

        Our common stock has been quoted on The NASDAQ Capital Market under the symbol "IOTS" since our initial public offering in October 2015. The following table sets forth, for the periods indicated, the reported high and low closing sales prices per share of our common stock as reported by The NASDAQ Capital Market:

	High	Low
Fiscal Year ending December 31, 2016
First Fiscal Quarter	$7.59	$5.11
Second Fiscal Quarter	5.76	3.02
Third Fiscal Quarter	3.81	2.02
Fourth Fiscal Quarter	2.59	1.60
Fiscal Year ending December 31, 2017
First Fiscal Quarter	$4.40	$1.90
Second Fiscal Quarter	5.60	3.85
Third Fiscal Quarter	8.15	4.25
Fourth Fiscal Quarter	8.50	6.15
Fiscal Year ending December 31, 2018
First Fiscal Quarter	$7.70	$5.80
Second Fiscal Quarter	9.55	7.15
Third Fiscal Quarter (through July 6, 2018)	8.50	8.30

        The last reported sale price for our common stock on July 6, 2018 was $8.50 per share.

        As of July 5, 2018, our common stock was held of record by 38 holders.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors considers relevant. In addition, the terms of our credit facility currently prohibit us from paying dividends.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

        Our net tangible book value as of March 31, 2018 was approximately $25.7 million, or $1.20 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2018. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

        After giving effect to the sale of shares of our common stock at the public offering price of $         per share and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2018 would have been approximately $         million, or $        per share. This represents an immediate increase in net tangible book value of $        per share to existing stockholders and immediate dilution of $        per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share		$
Net tangible book value per share of as March 31, 2018	$1.20
Increase in net tangible book value per share attributable to investors purchasing our common stock in this offering

As adjusted net tangible book value per share after this offering

Dilution per share to investors purchasing our common stock in this offering		$

        If the underwriters exercise their option to purchase additional shares of common stock in full, the as adjusted net tangible book value per share of our common stock after giving effect to this offering would be $            per share, and the dilution in net tangible book value per share to investors purchasing common stock in this offering would be $            per share.

        The table and discussion above are based on 21,409,292 shares of common stock outstanding as of March 31, 2018 and excludes:

  •
  1,529,554 shares of common stock issuable upon exercise of outstanding options as of March 31, 2018, with a weighted-average exercise price of $3.72 per share;

  •
  487,110 shares of common stock issuable upon the settlement of outstanding RSUs as of March 31, 2018;

  •
  478,417 shares of common stock issuable upon the settlement of outstanding RSUs granted after March 31, 2018;

  •
  389,423 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2018, with a weighted-average exercise price of $7.71 per share;

  •
  850,000 shares of our common stock issuable upon the exercise of warrants issued after March 31, 2018, with an exercise price of $8.62 per share;

  •
  1,415,994 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan as of March 31, 2018; and

  •
  432,699 shares of common stock reserved for future issuance under our 2015 Employee Stock Purchase Plan as of March 31, 2018.

        To the extent that outstanding options, RSUs or warrants have been or may be exercised or settled or other shares of common stock are issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to issue additional common stock, or securities convertible into or exchangeable for common stock, in the future. The issuance of these securities could result in further dilution for investors purchasing our common stock in this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Adesto and Echelon after giving effect to the Echelon acquisition and the S3 acquisition, including the assumed sale of $40 million of shares of our common stock in this offering, the aggregate net proceeds of which will be used to finance the Echelon acquisition consideration, and applying the assumptions and adjustments described in the accompanying notes. The Echelon acquisition is expected to close in the third quarter of 2018, subject to various contingencies.

        The unaudited pro forma condensed combined statements of operations combine the results of operations of Adesto and Echelon for the fiscal year ended December 31, 2017 and the quarter ended March 31, 2018, respectively, as if the Echelon acquisition had occurred on January 1, 2017, plus pro forma adjustments. The unaudited pro forma condensed combined balance sheet has been prepared to reflect the Echelon acquisition and the S3 acquisition as if the Echelon acquisition and S3 acquisition had occurred on March 31, 2018, plus pro forma adjustments.

        The unaudited pro forma condensed combined financial information should be read in conjunction with:

  •
  the accompanying notes to the unaudited condensed combined pro forma financial information;

  •
  the separate audited consolidated financial statements of Adesto as of and for the year ended December 31, 2017 and the related notes, included in Adesto's Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

  •
  the separate unaudited condensed consolidated financial statements of Adesto as of and for the three months ended March 31, 2018 and the related notes, included in Adesto's Quarterly Report on Form 10-Q for the period ended March 31, 2018;

  •
  the separate audited consolidated financial statements of Echelon as of and for the year ended December 31, 2017 and the related notes, included in Echelon's Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

  •
  the separate unaudited condensed consolidated financial statements of Echelon as of and for the three months ended March 31, 2018 and the related notes, included in Echelon's Quarterly Report on Form 10-Q for the period ended March 31, 2018; and

  •
  the separate audited consolidated statement of assets acquired and liabilities assumed of S3 Asic Semiconductors Limited as of May 9, 2018 and the related notes, included in Adesto's report on Form 8-K/A filed on June 27, 2018.

        The unaudited pro forma condensed combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Echelon acquisition and the S3 acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Echelon acquisition or the S3 acquisition, the costs to integrate the operations of Adesto Echelon and S3 or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial information also reflects the common stock contemplated to be issued in connection with the Echelon acquisition. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no transactions between Adesto and Echelon during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. The pro forma adjustments represent Adesto's best estimates and are based upon current available information and certain assumptions that Adesto believes is reasonable under the circumstances. The transaction is being accounted for as a business combination using the acquisition method with Adesto as the accounting acquirer in accordance with Accounting Standards Codification Topic 805, Business Combinations, or ASC 805. Under this method of accounting the purchase price will be allocated to Echelon's assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Echelon acquisition. The process of valuing the tangible and intangible assets and liabilities of Echelon immediately prior to the Echelon acquisition, as well as evaluating accounting policies for conformity, is preliminary. The final valuation may materially change the allocation of the merger consideration, which could materially affect the fair values assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to Note 2 of the "Notes to Unaudited Pro Forma Condensed Combined Financial Information" for more information on the basis of presentation.

Adesto Technologies Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2018

	Adesto Historical	Echelon Historical	S3 Acquisition Adjustments (Note 8)	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$29,546	$5,846	$267	$(22,258)	a,f	$13,401
Restricted investments	—	1,250	—	—		1,250
Short-term investments	—	11,960	—	—		11,960
Accounts receivable, net	12,188	2,556	192	—		14,936
Inventories	7,554	3,566	—	4,449	b	15,569
Prepaid expenses(1)	1,153	—	—	723	g	1,876
Deferred cost of revenues	—	529	—	—		529
Other current assets	55	1,516	883	(723)	g	1,731

Total current assets	50,496	27,223	1,342	(17,809)		61,252
Property and equipment, net	7,632	453	191	—		8,276
Intangible assets, net	6,808	668	15,340	17,762	c	40,578
Other non-current assets	1,029	558	—	—		1,587
Goodwill	22	—	34,352	2,936	d	37,310

Total assets	$65,987	$28,902	$51,225	$2,889		$149,003

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,845	$2,570	37	$(1,004)	h	$9,448
Accrued compensation and benefits(2)	2,819	—	—	1,156	i	3,975
Accrued expenses and other current liabilities	2,506	2,256	761	(152)	h,i	5,371
Price adjustments and other revenue reserves	4,545	—	—	—		4,545
Earn-out liability, current	—	—	10,218	—		10,218
Deferred revenues	—	849	129	(243)	e	735
Line of credit, current	1,500	—	—	(1,500)		—
Term loan, current	1,929	—	—	(1,225)	l	704

Total current liabilities	21,144	5,675	11,145	(2,968)		34,996
Term loan, non-current	9,924	—	—	24,255	l	34,179
Earn-out liability, non-current	—	—	3,279	—		3,279
Other non-current liabilities(3)	75	616	—	(397)	j,k	294
Deferred rent, non-current(3)	2,294	—	—	32	j	2,326
Deferred tax liability, non-current(3)	2	—	1,918	4,256	e,k	6,176

Total liabilities	33,439	6,291	16,342	25,178		81,250

Commitments and contingencies (See Note 8)
Stockholders' equity:
Common stock	2	49	—	(48)		3
Additional paid-in capital	133,804	359,715	34,883	(357,309)		171,093
Treasury stock	—	(28,130)	—	28,130		—
Accumulated other comprehensive loss	(312)	(1,681)	—	1,681		(312)
Accumulated deficit	(100,946)	(307,342)	—	305,257		(103,031)

Total stockholders' equity	32,548	22,611	34,883	(22,289)		67,753

Total liabilities and stockholders' equity	$65,987	$28,902	$51,225	$2,889		$149,003

(1)
Presented as "Other current assets" in Echelon's Form 10-Q as of March 31, 2018

(2)
Presented as "Accrued liabilities" in Echelon's Form 10-Q as of March 31, 2018

(3)
Presented as "Other long-term liabilities" in Echelon's Form 10-Q as of March 31, 2018

See accompanying notes to unaudited pro forma condensed combined financial statements.

Adesto Technologies Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2017

	Adesto Historical	Echelon Historical	Pro Forma Adjustments (Note 6)		Pro Forma Combined
	(In thousands, except share and per share amounts)
Revenue, net	$56,112	$31,667	$274	d	$88,053
Cost of revenue	28,637	14,016	(52	)a,d	42,601

Gross profit	27,475	17,651	326		45,452

Operating expenses:
Research and development	14,094	9,313	1,910	b	25,317
Sales and marketing	11,064	5,532	520	c	17,116
General and administrative	7,148	6,959	2,085	e	16,192

Total operating expenses	32,306	21,804	4,515		58,625

Loss from operations	(4,831)	(4,153)	(4,189)		(13,173)
Interest and other income (expense), net	(756)	(498)	—		(1,254)

Loss before provision for income taxes	(5,587)	(4,651)	(4,189)		(14,427)
Income tax expense (benefit)	101	(28)	—		73

Net loss	$(5,688)	$(4,623)	$(4,189)		$(14,500)

Net loss per share:
Basic and diluted	$(0.31)	$(1.04)	$—		$(0.62)

Weighted average number of shares used in computing net loss per share:
Basic and diluted	18,591,308	4,465,000	240,882	f	23,297,190

See accompanying notes to unaudited pro forma condensed combined financial statements.

Adesto Technologies Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2018

	Adesto Historical	Echelon Historical	Pro Forma Adjustments (Note 6)		Pro Forma Combined
	(In thousands, except share and per share amounts)
Revenue, net	$15,302	$7,837	$—		$23,139
Cost of revenue	8,122	3,460	(30	)a	11,552

Gross profit	7,180	4,377	30		11,587

Operating expenses:
Research and development	3,665	3,005	478	b	7,148
Sales and marketing	2,752	1,310	131	c	4,193
General and administrative	1,713	1,705	2,085	e	5,503

Total operating expenses	8,130	6,020	2,694		16,844

Loss from operations	(950)	(1,643)	(2,664)		(5,257)
Interest and other income (expense), net	(131)	258	—		127

Loss before provision for income taxes	(1,081)	(1,385)	(2,664)		(5,130)
Income tax expense (benefit)	21	(6)	—		15

Net loss	$(1,102)	$(1,379)	$(2,664)		$(5,145)

Net loss per share:
Basic and diluted	$(0.05)	$(0.30)	$—		$(0.20)

Weighted average number of shares used in computing net loss per share:
Basic and diluted	21,370,927	4,527,000	178,882	f	26,076,809

See accompanying notes to unaudited pro forma condensed combined financial statements.

Adesto Technologies Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(All tabular dollar amounts in thousands except per share amounts)

Note 1—Description of the Transaction.

        On June 28, 2018, Adesto, Circuit Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Adesto, or Merger Sub, and Echelon, entered into an Agreement and Plan of Merger, or the merger agreement. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Echelon, with Echelon continuing as the surviving corporation. We refer to this transaction as the Echelon acquisition. Upon completion of the Echelon acquisition, each issued and outstanding share of common stock, par value $0.001 per share, of Echelon will be converted into the right to receive $8.50 in cash. The Echelon acquisition consideration is estimated to be $44.1 million and will be funded with a combination of cash on hand and a sale of shares of common stock in this offering, such shares to be issued and sold by Adesto.

        Under the terms of the merger agreement, at the effective time, each outstanding and unexercised option to purchase Echelon common stock, or Echelon Option, whether or not vested, that is outstanding immediately prior to the effective time, will be canceled, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable legal requirements to be withheld) an amount in cash equal to the product of (i) the positive difference (if any) between (A) $8.50, minus (B) the exercise price applicable to such Echelon Option, multiplied by (ii) the number of shares of Echelon common stock subject to such Echelon Option.

        Under the terms of the merger agreement, at the effective time, each restricted stock unit of Echelon, or Echelon RSU, that is outstanding immediately prior to the effective time, whether vested or unvested (which awards will vest in full as of immediately prior to the effective time), will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to applicable withholding or other taxes, which withholding will first be applied against the cash portion of the consideration paid in respect of such restricted stock units): an amount in cash equal to the product of $8.50, multiplied by the total number of shares of Echelon common stock subject to such Echelon RSU.

        To finance a portion of the Echelon acquisition consideration, Adesto expects to sell and issue 4,705,882 shares of Adesto common stock. Solely for purposes of the unaudited pro forma condensed combined financial information, it has been assumed that the per share price of the common stock will be $8.50 per share (based on the closing price on July 6, 2018), with net proceeds of $37.3 million after estimated underwriting discounts and commissions and offering expenses of approximately $2.7 million.

        Adesto intends to use the net proceeds from this offering, along with any new borrowing that we may enter into, to fund the cash consideration payable in connection with the Echelon acquisition, which Adesto estimates at $44.1 million and for general corporate purposes. This offering of common stock is not conditioned upon the completion of the Echelon acquisition and there can be no assurance that the Echelon acquisition will be completed.

Note 2—Basis of Presentation.

        The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and gives effect to events that are (1) directly attributable to the Echelon acquisition, (2) factually supportable and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined company's results.

        The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Adesto as the accounting acquirer,

using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Adesto and Echelon. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of merger consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

        The allocation of the purchase consideration for the Echelon acquisition depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. A final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of Echelon existing at the acquisition date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed combined financial information.

        The pro forma adjustments represent Adesto management's best estimates and are based upon currently available information and certain assumptions that Adesto believes are reasonable under the circumstances. Adesto is not aware of any material transactions between Adesto and Echelon (prior to the announcement of the Echelon acquisition) during the periods presented, hence adjustments to eliminate transactions between Adesto and Echelon have not been reflected in the unaudited pro forma condensed combined financial information.

        Upon completion of the Echelon acquisition, Adesto will perform a comprehensive review of Echelon's accounting policies. As a result of the review, Adesto may identify additional differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. Based on a preliminary analysis, Adesto did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information assumes there are no differences in accounting policies.

        The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Echelon acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Echelon acquisition, the costs to integrate the operations of Adesto and Echelon or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Note 3—Preliminary Estimated Acquisition Consideration.

        The preliminary fair value of consideration to acquire Echelon was approximately $44.1 million and consisted of the following:

(in thousands)	Amount
Cash consideration to Echelon's shareholders	$38,610
Cash consideration for Echelon Option and Echelon RSU	5,500

Total preliminary estimated acquisition consideration	$44,110

Note 4—Preliminary Estimated Purchase Price Allocation and Intangible Assets.

        Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Echelon are recognized and measured as of the acquisition date at fair value and added to those of Adesto. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Echelon acquisition. The final determination of the purchase price allocation, upon the completion of the Echelon acquisition, will be based on Echelon's net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

        The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Echelon:

(in thousands)	Amount
Cash and cash equivalents, restricted investments and short-term investments	$19,056
Accounts receivable	2,556
Inventory	8,015
Deferred cost of revenues	529
Other current assets	1,516

Total current assets	31,672
Property and equipment, net	453
Other long term assets	558

Total assets	32,683

Accounts payable	(2,570)
Accrued liabilities	(2,256)
Deferred revenue	(606)

Total current liabilities	(5,432)
Deferred tax liability, non-current	(3,891)
Other long term liabilities	(616)

Total liabilities	(9,939)

Fair value of net assets acquired	$22,744

        Preliminary goodwill and identifiable intangible assets identified in connection with the acquisition consist of the following:

(in thousands)	Fair Value	Useful Life (in Years)
Developed technology	$11,460	4 - 6
Customer relationships	6,510	9 - 11
Trademarks	460	11 - 13
Goodwill	2,936

Total	$21,366

        The goodwill is primarily attributable to the assembled workforce of Echelon, new product development capabilities and synergies and economies of scale expected from combining the operations of Adesto and Echelon. Goodwill is tested for impairment on an annual basis as of November 1 of each year or whenever events or changes in circumstances indicate that the asset might be impaired. Factors that we consider in deciding when to perform an impairment test include significant negative industry or economic trends or significant changes or planned changes in our use of the intangible assets. Goodwill will be deductible for tax purposes over 15 years.

Note 5—Pro Forma Adjustments for Condensed Combined Balance Sheet.

a)
Reflects the payment of estimated merger consideration and transaction costs.

(in thousands)	Amount
Cash consideration to Echelon's shareholders	$(38,610)
Cash consideration for Echelon Option and Echelon RSU	(5,500)
Transaction costs paid (exclusive of debt financing fees paid)	(2,085)

Net adjustment to cash and cash equivalents	$(46,195)

b)
Reflects the purchase accounting adjustment for inventories based on the acquisition method of accounting.

(in thousands)	Amount
Elimination of Echelon's inventories—carrying value	$(3,566)
Inventories—fair value(1)	8,015

Net adjustment to inventories	$4,449

c)
Reflects the preliminary purchase accounting adjustment for estimated intangible assets based on the acquisition method of accounting. Refer to Note 4 of the "Notes to Unaudited Pro Forma Condensed Combined Financial Information" for additional information on the acquired intangible assets expected to be recognized.

(in thousands)	Amount
Elimination of Echelon's intangibles—carrying value	$(668)
Intangible assets—fair value	18,430

Net adjustment to intangibles, net	$17,762

d)
Reflects the purchase accounting adjustment for goodwill based on the acquisition method of accounting.

(in thousands)	Amount
Elimination of Echelon's goodwill—carrying value	$—
Goodwill—fair value	2,936

Net adjustment to goodwill	$2,936

e)
Reflects the purchase accounting adjustment for deferred revenue based on the acquisition method of accounting.

(in thousands)	Amount
Elimination of Echelon's deferred revenue—carrying value	$(849)
Deferred revenue—fair value	606

Net adjustment to deferred revenue	$(243)

f)
This adjustment reflects the originating deferred tax liabilities, or DTLs, resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on applicable statutory tax rates for the jurisdictions associated with the respective estimated purchase price allocation. The originating DTLs are primarily related to the preliminary purchase price allocation associated with acquired intangible assets. The estimate of DTLs is preliminary and is subject to change based upon Adesto's final determination of the fair value of assets acquired and liabilities assumed, by jurisdiction including the final allocation across such legal entities and related jurisdictions.

(in thousands)	Amount
Elimination of Echelon's deferred tax liability—carrying value	$—
Deferred tax liability—fair value(1)	3,891

Net adjustment to deferred tax liability	$3,891

(1)
DTLs have been recognized based on applicable statutory tax rates for the jurisdictions associated with the respective net increase in estimated amortizable identifiable intangible assets. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the current tax law and do not consider or contemplate effects of proposed U.S. tax reform.
g)
To reflect the following equity transactions in connection with the Echelon acquisition.

(in thousands)	Amount
Estimated gross proceeds from sale of common stock	$40,000
Estimated underwriter discounts and commissions	(2,560)
Estimated other offering expenses of sale of common stock	(150)

Total	$37,290

h)
To reclassify Echelon's prepaid expenses from other current assets.

(in thousands)	Amount
Prepaid expenses	$723
Other current assets	$(723)
i)
To reclassify Echelon's accrued expenses from accounts payable.

(in thousands)	Amount
Accrued expenses and other current liabilities	$1,004
Accounts payable	$(1,004)
j)
To reclassify Echelon's accrued compensation and benefits from accrued liabilities.

(in thousands)	Amount
Accrued compensation and benefits	$1,156
Accrued expenses and other current liabilities	$(1,156)
k)
To reclassify Echelon's deferred rent liability from other non-current liabilities.

(in thousands)	Amount
Deferred rent, non-current	$32
Other non-current liabilities	$(32)
l)
To reclassify Echelon's deferred tax liability from other non-current liabilities.

(in thousands)	Amount
Deferred tax liability, non-current	$365
Other non-current liabilities	$(365)
m)
Reflects debt financing incurred in connection with S3 acquisition.

(in thousands)	Amount
Gross borrowings	$35,000
Debt discount	(117)

34,883

(n)
Reflects payoff of term loan and line of credit with Western Alliance Bank.

(in thousands)	Amount
Cash	$(13,353)
Line of credit	$1,500
Term loan payoff	$11,853

Note 6—Pro Forma Adjustments for Condensed Combined Statements of Operations.

a)
Reflects the adjustments to eliminate historical amortization expense and record new amortization expense based on the fair value of the identifiable acquired intangible assets.

(in thousands)	Pro Forma Year Ended December 31, 2017	Pro Forma Three Months Ended March 31, 2018
Elimination of Echelon's amortization of intangible assets	$(122)	$(30)

Net adjustment to cost of goods sold	$(122)	$(30)

b)
Reflects the adjustments to eliminate historical amortization expense and record new amortization expense based on the fair value of the identifiable acquired intangible assets.

(in thousands)	Pro Forma Year Ended December 31, 2017	Pro Forma Three Months Ended March 31, 2018
Amortization after fair value adjustment(1)	1,910	478

Net adjustment to research and development expenses	$1,910	$478

(1)
The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 4 of the "Notes to Unaudited Pro Forma Condensed Combined Financial Information" for additional information on the useful lives of the acquired intangible assets expected to be recognized.
c)
Reflects the adjustments to eliminate historical amortization expense and record new amortization expense based on the fair value of the identifiable acquired intangible assets.

(in thousands)	Pro Forma Year Ended December 31, 2017	Pro Forma Three Months Ended March 31, 2018
Elimination of Echelon's amortization of intangible assets	(107)	(26)
Amortization after fair value adjustment(1)	627	157

Net adjustment to sales and marketing expenses	$520	$131

(1)
The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 4 of the "Notes to Unaudited Pro Forma Condensed Combined Financial Information" for additional information on the useful lives of the acquired intangible assets expected to be recognized.

d)
Reflects adoption under the full retrospective method of the new revenue recognition guidance of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

e)
Reflects estimated transaction costs for both Adesto and Echelon.

f)
For the purpose of computing pro forma basic and diluted earnings per share, the $40.0 million sale of common stock was assumed to be at a price per share of $8.50 (based on the closing price on July 6, 2018), resulting in the issuance of 4,705,882 shares. In addition, Echelon's basic and diluted weighted average shares have been eliminated.

Note 7—Pro Forma Net Income Per Share.

        The pro forma basic and diluted net income per share presented in our unaudited pro forma condensed combined statement of operations is computed based on the weighted-average number of shares outstanding.

Year Ended December 31, 2017
Net loss from continuing operations, basic and diluted	$(14,500)
Pro forma weighted average shares outstanding, basic	23,297,190
Net effect of dilutive equity shares	—
Pro forma weighted average shares outstanding, diluted	23,297,190
Pro forma net loss from continuing operations per share:
Basic and diluted	$(0.62)
Three Months Ended March 31, 2018
Net loss from continuing operations, basic and diluted	$(5,145)
Pro forma weighted average shares outstanding, basic	26,076,809
Net effect of dilutive equity shares	—
Pro forma weighted average shares outstanding, diluted	26,076,809
Pro forma net loss from continuing operations per share:
Basic and diluted	$(0.20)

Note 8—Description of the S3 Acquisition.

        On May 9, 2018, Adesto completed its acquisition of 100% of the issued capital of S3, a private company limited by shares and incorporated in Ireland, pursuant to the Share Purchase Agreement dated as of May 9, 2018. S3 is headquartered in Ireland and its subsidiaries are in the United States, Portugal and the Czech Republic. S3 and its subsidiaries are engaged in the business of providing advanced mixed signal semiconductor devices and intellectual property to customers in the industrial and communications markets.

        The aggregate consideration was approximately $35.0 million in cash and contingent consideration in the form of a $15.0 million earn-out. The earn-out is based on achievement of certain milestones through 2019, including minimum total revenue targets, revenue derived from sales of semiconductor devices and new customer engagements with minimum value thresholds. We financed the acquisition with cash and a new $35.0 million term loan under our new credit facility.

        In May 2018, we entered into and borrowed $35.0 million under the new credit facility described above that matures in May 2022. In connection with our entry into the new credit facility, we terminated our credit facility with Western Alliance Bank, which included paying off the outstanding term loan with a principal amount owed of $12.0 million.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum or Medicare Contribution tax and does not discuss state, local, U.S. federal gift and, except to the limited extent provided below, estate tax laws, or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances.

        Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or Code, such as:

  •
  insurance companies, banks and other financial institutions;

  •
  tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

  •
  foreign governments and international organizations;

  •
  broker-dealers and traders in securities;

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  persons who acquired our common stock as compensation for services;

  •
  persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment or other risk reduction strategy;

  •
  persons who hold our common stock as "qualified small business stock" within the meaning of Sections 1202 and/or 1045 of the Code; and

  •
  persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes).

        Such Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

        In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships) or pass-through entities for U.S. federal income tax purposes or partners in such partnerships (or investors in such pass-through entities). If a partnership, including any entity or arrangement treated as a partnership or a pass-through entity for U.S. federal income tax purposes, owns shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

        The discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or will not take a contrary position regarding the tax consequences of the acquisition, ownership, and disposition of our common stock, or that any such contrary position would not be sustained by a court.

        Persons considering the purchase of our common stock pursuant to this offering should consult their tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences, and the possible application of tax treaties that might change the general provisions.

        For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder nor a partnership or other pass-through entity. A "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States (as determined under U.S. federal income tax rules), (b) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If you are an individual non-U.S. citizen, you may, in some cases, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.

        Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions

        We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions will constitute dividends for U.S. tax purposes to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section titled "—Disposition of our Common Stock." The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

        Any distribution on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder's conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder's country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN, IRS

Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder's entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and may be required to be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to such agent. The Non-U.S. Holder's agent may then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

        We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

        See also the section below titled "—Foreign Accounts" for additional withholding rules that may apply to dividends paid to foreign financial institutions or non-financial foreign entities.

Disposition of Our Common Stock

        Subject to the discussion below under the sections titled "—Backup Withholding and Information Reporting" and "—Foreign Accounts," a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or the holder's holding period in the common stock.

        If you are a Non-U.S. Holder described in (a) above, in general, you will be required to pay tax on the net gain derived from the sale at the regular graduated U.S. federal income tax rates applicable to U.S. persons, unless a specific treaty provides otherwise. Corporate Non-U.S. Holders described in (a) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses. With respect to (c) above, in general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. However, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly or constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to be regularly traded on an established securities market. See the section titled "—Foreign Accounts" for additional information regarding withholding rules that may apply to proceeds of a disposition of our common stock paid to foreign financial institutions or non-financial foreign entities.

U.S. Federal Estate Tax

        The estates of noncitizen resident individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent's country of residence provides otherwise. The terms "resident" and "nonresident" are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their tax advisors regarding the U.S. federal estate tax consequences of the acquisition, ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        Generally, we or certain financial middlemen must report information to the IRS with respect to any distributions (whether or not they constitute dividends) we make on our common stock including the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the Non-U.S. Holder to whom any such distributions are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.

        Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

        Backup withholding is not an additional tax. If backup withholding is applied to you, you should consult with your tax advisor to determine whether you have overpaid your U.S. federal income tax, and whether you are able to obtain a tax refund or credit of the overpaid amount.

Foreign Accounts

        In addition to, and separately from, the withholding rules described above, U.S. federal withholding taxes at a rate of 30% may apply under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance thereunder commonly known as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends and the gross proceeds of a disposition of our common stock, made to (A) a "foreign financial institution" (as defined for this purpose) unless such institution (i) is exempt from FATCA withholding pursuant to an applicable intergovernmental agreement between the jurisdiction in which it is located and the United States, (ii) enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution or (iii) meets other exemptions or (B) a "non-financial foreign entity" (as defined for this purpose), unless such entity (i) is exempt from FATCA withholding pursuant to an applicable intergovernmental agreement between the jurisdiction in which it is located and the United States, (ii) provides the withholding agent with a certification identifying any "substantial U.S. owners" of the entity (as defined for this purpose), (iii) certifies that it does not have any substantial U.S. owners or (iv) meets other exemptions. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under applicable Treasury Regulations and administrative guidance, FATCA withholding as described above currently applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of our common stock if such disposition occurs after December 31, 2018.

        Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

        EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

UNDERWRITING

        We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC and Needham & Company, LLC are the representatives of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC
Needham & Company, LLC
Canaccord Genuity LLC
Roth Capital Partners, LLC

Total

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Overallotment Option to Purchase Additional Shares.    We have granted to the underwriters an option to purchase up to                additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

        Discounts and Commissions.    The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

        We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $350,000 and are payable by us.

Total
	Per Share	Without Over-Allotment	With Over Allotment
Public offering price
Underwriting discount
Proceeds, before expenses, to Company

        The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock

to securities dealers at the public offering price less a concession not in excess of $            per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms. We have agreed to reimburse the underwriters for certain fees and expenses in connection with this offering, including the fees and disbursements of counsel to the underwriters, up to an amount not to exceed $150,000.

        Discretionary Accounts.    The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

        Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

  •
  Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  •
  Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Passive Market Making.    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, such bid must then be lowered when specified purchase limits are exceeded.

        Lock-Up Agreements.    Pursuant to certain "lock-up" agreements, we and our executive officers, directors and certain of our other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, for a period of 60 or 90 days after the date of the pricing of the offering.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to any existing employee benefit plans and (b) issue common stock upon exercise of outstanding options or warrants. The exceptions permit parties to the "lock-up" agreements, among other things and subject to restrictions, to: (a) make certain gifts, (b) make certain familial transfers, (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value, (d) exercise for cash stock options or restricted stock units for common stock, (e) to transfer common stock in "sell-to-cover" transactions in full or partial payment of taxes or tax withholding obligations required to be paid or satisfied upon the settlement or exercise of any equity award under an equity incentive plan and (f) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

        Cowen and Company, LLC, in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, Cowen and Company, LLC will consider, among other factors, the holder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.

        Canada. The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        United Kingdom.    Each of the underwriters has represented and agreed that:

  •
  it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

  •
  it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

        Switzerland.    The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

        European Economic Area.    In relation to each Member State of the European Economic Area (the "EEA") which has implemented the European Prospectus Directive (each, a "Relevant Member State"), an offer of our shares may not be made to the public in a Relevant Member State other than:

  •
  to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

  •
  to fewer 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or;

  •
  in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and with us that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the European Prospectus Directive.

        In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the European Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer or any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        For the purposes of this description, the expression an "offer to the public" in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression "European Prospectus Directive" means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        Israel.    In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the "Addressed Investors"); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 - 1968, subject to certain conditions (the "Qualified Investors"). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

        Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor's name, address and passport number or Israeli identification number.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

        Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

        Other Relationships.    Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby and certain legal matters in connection with this offering will be passed upon for us by Fenwick & West LLP, Mountain View, California. Shearman & Sterling LLP, Menlo Park, California, is acting as counsel for the underwriters in connection with certain legal matters relating to the shares of common stock offered by this prospectus supplement.

EXPERTS

        The consolidated financial statements of Adesto Technologies Corporation as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated statement of assets acquired and liabilities assumed and related notes of S3 Asic Semiconductors Limited as of May 9, 2018, incorporated in this prospectus supplement by reference to the Current Report on Form 8-K dated May 9, 2018, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Echelon Corporation as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, incorporated in this prospectus supplement by reference to Echelon Corporation's Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of Armanino LLP, an independent registered public accounting firm, given on the authority of said experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may request copies of these reports, proxy statements and other information without charge, by written or telephonic request directed to Adesto Technologies Corporation, Attn: Investor Relations, 3600 Peterson Way, Santa Clara, California 95054, telephone number (408) 400-0578. You may also inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, D.C., 100 F Street N.E., Washington, D.C. 20549. Copies of such materials can be obtained from the SEC's public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us. You may also inspect the documents described herein at our principal executive offices, 3600 Peterson Way, Santa Clara, California 95054, during normal business hours.

        Information about us is also available at our website at http://www.adestotech.com. However, the information on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference into this prospectus supplement (other than those filings with the SEC that we specifically incorporate by reference into this prospectus supplement or accompanying prospectus).

INCORPORATION OF INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus supplement and the accompanying prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 13, 2018;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018;

  •
  our Current Reports on Form 8-K filed on April 30, 2018, May 15, 2018 (as amended on June 27, 2018), June 21, 2018, June 29, 2018 and July 9, 2018 (only with respect to Items 8.01 and 9.01); and

  •
  the description of our common stock in our Registration Statement on Form 8-A (No. 001-37582) filed with the SEC on October 5, 2015, and including any other amendments or reports filed for the purpose of updating such description.

        We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that have been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement or the accompanying prospectus incorporates by reference). Written or oral requests for copies should be directed Adesto Technologies Corporation, Attn: Investor Relations, 3600 Peterson Way, Santa Clara, California 95054, telephone number (408) 400-0578. See the section of this prospectus supplement entitled "Where You Can Find More Information" for information concerning how to read and obtain copies of materials that we file with the SEC at the SEC's public offices.

        Any statement contained in this prospectus supplement, or in a document all or a portion of which is incorporated by reference in this prospectus supplement, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

PROSPECTUS

$40,000,000

Adesto Technologies Corporation

Common Stock

        From time to time, we may offer up to $40,000,000 aggregate dollar amount of shares of our common stock in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and any related free writing prospectus. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. The total amount of common stock will have an initial aggregate offering price of up to $40,000,000.

        You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus, and any applicable prospectus supplement and related free writing prospectus carefully before you invest.

        Our common stock is traded on The Nasdaq Capital Market under the symbol "IOTS." On May 8, 2018 the last reported sales price for our common stock was $8.10 per share.

        An investment in our common stock involves a high degree of risk. You should carefully consider the information under the heading "Risk Factors" beginning on page 3 of this prospectus before investing in our commons stock.

        Common stock may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any underwriters, dealers or agents are involved in the sale of any common stock with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, discounts or commissions, details regarding options to purchase additional shares, if any, and the net proceeds to us will be set forth in a prospectus supplement. The price to the public of the common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2018

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the SEC) using a "shelf" registration process. Under this shelf registration process, from time to time, we may sell the shares of our common stock in one or more offerings, up to a total dollar amount of $40,000,000. Each time we sell common stock under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

        You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. No dealer, salesperson or any other person is authorized to give any information or to make any representation other than the information and representations contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. If different information is given or different representations are made, you may not rely on that information or those representations as having been authorized by us. You may not imply from the delivery of this prospectus and any applicable prospectus supplement, nor from a sale made under this prospectus and any applicable prospectus supplement, that our affairs are unchanged since the date of this prospectus and any applicable prospectus supplement or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any applicable prospectus supplement or any sale of a security. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell the shares.

        THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SHARES OF OUR COMMON STOCK UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        In this prospectus, unless the context otherwise requires, the terms "Adesto," the "Company," "we," "us," and "our" refer to Adesto Technologies Corporation, a Delaware corporation, and its consolidated subsidiaries.

 PROSPECTUS SUMMARY

        This summary may not contain all the information that you should consider before investing in securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including "Risk Factors" and the financial data and related notes and other information incorporated by reference, before making an investment decision.

Company Overview

        We are a leading provider of application-specific, ultra-low power non-volatile memory, or NVM, products. We optimize our NVM products for Internet of Things, or IoT, applications including current and next-generation Internet-connected devices in the consumer, industrial, medical and wearables markets. We combine our NVM design capabilities with proprietary intellectual property and differentiated technology platforms to deliver high-performance products that dramatically reduce the overall energy consumption of our customers' systems and extend battery life. Our products feature embedded intelligence in a small form factor and high reliability.

        We sell our products directly to leading original equipment manufacturers and original design manufacturers, or OEMs and ODMs, respectively, that manufacture products for our end customers. In general, we work directly with our customers to have our NVM devices designed into and qualified for their products, which we refer to as design wins. Although we maintain direct sales, support and development relationships with our end customers, most of our products are sold to those end customers through distributors.

        We offer six product families, DataFlash, Fusion Serial Flash, Standard Serial Flash, EcoXip, Mavriq and Moneta, which are manufactured using two technology platforms: industry-standard "floating gate" technology and our proprietary Conductive Bridging Random Access Memory, or CBRAM, technology. We optimize our products to operate at a wide voltage range, allowing continued operation even as the battery discharges and reaches very low power levels, where commodity NVM devices typically fail. Operating intelligence, such as low power mode, is designed into our products to help systems save energy. Our products allow for greater storage efficiency than competing commodity NVM products in logging small packets of data for the IoT. This reduces microcontroller unit burden on system resources and allows for less frequent re-write cycles, enabling dramatic increases in battery life and enhancing the reliability of the flash memory components. By incorporating power management features in our NVM products, we enable our customers to reduce the number of included components and the overall footprint of their systems, thereby lowering the total cost of their systems. Some of our new products can significantly improve system performance and power consumption by enabling the use of intelligent design to accelerate data handling capability between microprocessor and memory components.

The Securities We May Offer

        With this prospectus, we may offer shares of our common stock, par value $0.0001 per share. The aggregate offering price of common stock that we offer with this prospectus will not exceed $40,000,000. Each time we offer shares of our common stock with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the shares being offered.

* * *

        We were originally incorporated in California in January 2006, and reincorporated in Delaware in October 2015. Our principal executive offices are located at 3600 Peterson Way, Santa Clara, California 95054 and our telephone number is (408) 400-0578. Our website is www.adestotech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. The prospectus supplement will contain a discussion of the risks applicable to an investment in our common stock. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the heading "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and other filings we make with the SEC from time to time, which are incorporated herein by reference in this prospectus, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

 FORWARD-LOOKING STATEMENTS

        This prospectus and documents incorporated herein by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, cost savings, objectives of management, business strategies, debt financing, anticipated trends and challenges in our business and in the markets in which we operate, the development and enhancement of our products to meet anticipated market needs, and other statements that are not historical facts. You can find many of these statements by looking for words like "believes," "expects," "anticipates," "estimates," "may," "might," "should," "will," "could," "plan," "intend," "project," "seek" or similar expressions in this prospectus or in documents incorporated by reference into this prospectus. We intend that such forward-looking statements be subject to the safe harbors created thereby.

        These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as well as those discussed in this prospectus and in the documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the date of those documents.

        All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act) and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, D.C., 100 F Street N.E., Washington, D.C. 20549. Copies of such materials can be obtained from the SEC's public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us. You may also inspect the documents described herein at our principal executive offices, 3600 Peterson Way, Santa Clara, California 95054, during normal business hours.

        Information about us is also available at our website at www.adestotech.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

 INCORPORATION OF INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus:

  (1)
  Our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 13, 2018 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

  (2)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report referred to in (1) above;

  (3)
  The description of our common stock in our Registration Statement on Form 8-A (No. 001-37582) filed with the SEC on October 5, 2015, and including any other amendments or reports filed for the purpose of updating such description; and

  (4)
  All of our filings pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such information that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed Adesto Technologies Corporation, Attn: Investor Relations, 3600 Peterson Way, Santa Clara, California 95054, telephone number (408) 400-0578. See the section of this prospectus entitled "Where You Can Find More Information" for information concerning how to read and obtain copies of materials that we file with the SEC at the SEC's public offices.

        Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds to us from the sale of our common stock under this prospectus. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of common stock under this prospectus for general corporate purposes, which may include funding research and development activities and sales and marketing activities, increasing our working capital, repaying debt, investments in or acquisitions of complementary businesses, products, services, technologies or other assets and capital expenditures. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term or long-term, investment-grade, interest-bearing securities.

 PLAN OF DISTRIBUTION

        We may sell the shares of our common stock covered by this prospectus to one or more underwriters for public offering and sale by them, and may also sell common stock to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of common stock in the applicable prospectus supplement. We have reserved the right to sell or exchange common stock directly to investors on our own behalf in jurisdictions where we are authorized to do so. We may distribute the shares from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        We may directly solicit offers to purchase the shares of our common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase shares of our common stock from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our common stock. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase shares of our common stock as a principal for resale at varying prices to be determined by the dealer.

        If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of shares of our common stock to the public. In connection with the sale of shares of our common stock, we, or the purchasers of our common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell shares of our common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers, or agents in connection with the offering of shares of our common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of shares of our common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the Securities Act), and any discounts and commissions received by them and any profit realized by them on resale of shares of our common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. We may grant underwriters who participate in the distribution of our common stock under this prospectus an option to purchase additional shares of our common stock in connection with the distribution.

        The shares of our common stock we offer under this prospectus are listed on The Nasdaq Capital Market. To facilitate the offering of shares of our common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include short sales of shares of our common stock, which involves the sale by persons participating in the offering of more shares of our common stock than we sold to them. In these circumstances, these persons would cover such short positions by making purchases in the open market or by exercising their option to purchase additional shares of our common stock. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of our common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of our common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of our common stock covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use shares of our common stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and they may use shares of our common stock received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in these sale transactions will be an underwriter and will be identified in the applicable prospectus supplement. In addition, we may otherwise loan or pledge shares of our common stock to a financial institution or other third party that in turn may sell the securities short using this prospectus. The financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        We will file a prospectus supplement to describe the terms of any offering of shares of our common stock covered by this prospectus. The prospectus supplement will disclose:

  •
  the terms of the offer;

  •
  the names of any underwriters, including any managing underwriters, as well as any dealers or agents;

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  the purchase price of the shares of our common stock from us;

  •
  the net proceeds to us from the sale of the shares of our common stock;

  •
  any delayed delivery arrangements;

  •
  any options under which underwriters, if any, may purchase additional shares of our common stock from us;

  •
  any underwriting discounts, commissions or other items constituting underwriters' compensation, and any commissions paid to agents;

  •
  any public offering price; and

  •
  other facts material to the transaction.

        We will bear all or substantially all of the costs, expenses and fees in connection with the registration of shares of our common stock under this prospectus. The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

        Fenwick & West LLP, Mountain View, California, will issue an opinion about certain legal matters with respect to the securities. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel.

EXPERTS

        The consolidated financial statements of Adesto Technologies Corporation as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$40,000,000

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Cowen	Needham & Company	Canaccord Genuity	Roth Capital Partners

                    , 2018